EXHIBIT 3.2


                       [LETTERHEAD OF PAUL HASTINGS LLP]


                                 April 9, 2018


Invesco Capital Markets, Inc.
11 Greenway Plaza
Houston, Texas 77046-1173

The Bank of New York Mellon
Unit Investment Trust Division
2 Hanson Place, 12th Floor
Brooklyn, New York 11217


Re: Invesco Unit Trusts, Series 1862
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Ladies and Gentlemen:

   We have acted as counsel for Invesco Unit Trusts, Series 1862 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund (the "Units"), under a trust agreement dated April 9, 2018 (the "Indenture"), among Invesco Capital Markets, Inc., as depositor (the "Depositor"), Invesco Investment Advisers LLC, as supervisor, and The Bank of New York Mellon, as trustee (the "Trustee"). The Fund is comprised of the following unit investment trusts: Large Cap Value Strategy 2018-2 (the "Trust"); All Cap Core Strategy 2018-2; Large Cap Core Strategy 2018-2; Mid Cap Core Strategy 2018-2; Small Cap Core Strategy 2018-2; S&P PowerPicks Portfolio 2018-2 and Dividend Income Leaders Strategy Portfolio 2018-2. This opinion relates only to the Trust. Holders of units of beneficial interests in the Trust are referred to herein as the "Unitholders".

   In this connection, we have examined the registration statement and the prospectus for the Fund (the "Prospectus"), the Indenture, and such other instruments and documents, as we have deemed pertinent and which are listed on Exhibit A hereto (the "Transaction Documents"). For purposes of this opinion, we have assumed that the Trust will at all times be operated in accordance with the Indenture and the Prospectus and the other Transaction Documents and that the parties to the Indenture will at all times fully comply with the terms of the Indenture. Failure to operate the Trust at all times in accordance with the Indenture, the Prospectus, or any other Transaction Documents, or failure to comply fully at all times with the terms of the Indenture, the Prospectus, or any other Transaction Documents, could result in tax treatment different from that described below.

   You have informed us, and we are assuming for purposes of the opinion rendered herein, that the assets of the Trust will consist of a portfolio as set forth in the Prospectus. All the assets of the Trust will constitute the "Trust Assets." You have not requested us to examine, and accordingly we have not examined, any of the Trust Assets and express no opinion as to the federal, state, or local tax treatment thereof.

   The Transaction Documents include certain representations by the Depositor and the Trustee with respect to which we have no independent knowledge and have done no independent investigation. We have assumed for purposes of the opinion rendered herein, and such opinion is subject to, the accuracy of such representations. Such representations include, without limitation, that (i) the Trust will acquire and hold the Trust Assets solely for the account of the Unitholders, and (ii) the activities of the Trust will consist of the investment of funds in the Trust Assets, the collection of the income and proceeds from such investments, and the incidental replacement of Trust Assets and temporary reinvestment of proceeds under limited and specified circumstances. In addition, we have assumed for purposes of the opinion rendered herein that the Trust has not and will not (i) establish an office, (ii) hire employees, or (iii) conduct any acts not permitted by the Indenture.

   Based on the foregoing and assuming the current and continued satisfaction and accuracy of the aforementioned representations and assumptions, and based upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that:

     1. The Trust is not an association taxable as a corporation for federal income tax purposes, and income received by the Trust will be treated as income of the Unitholders in the manner set forth below.

     2. Each Unitholder will be considered the owner of a pro rata portion of each Security in the Trust under the grantor trust rules of Sections 671-679 of the Internal Revenue Code of 1986, as amended (the "Code"). A taxable event will generally occur with respect to each Unitholder when the Trust disposes of a Security (whether by sale, exchange or redemption) or upon the sale, exchange or redemption of Units by such Unitholder. A Unitholder should determine its tax cost for each Security represented by its Units by allocating the total cost for its Units, including the sales charge, among the Securities in the Trust in which it holds Units in proportion to the fair market values of those Securities on the date the Unitholder purchases its Units.

     3. A Unitholder will be considered to have received all of the dividends paid on its pro rata portion of each Security when such dividends are received by the Trust even if the Unitholder does not actually receive such distributions in the year received by the Trust, including if the Unitholder reinvests its dividend distributions pursuant to the Reinvestment Plan.

     4. Under the income tax laws of the State and City of New York, the Trust is not an association taxable as a corporation and is not subject to the New York Franchise Tax on Business Corporations or the New York City General Corporation Tax. For a Unitholder who is a New York resident, however, a pro rata portion of the income of the Trust will be treated as income of the Unitholder under the income tax laws of the State and City of New York.

   Our opinion is based on the Code, the New York State Tax Law, the Administrative Code of the City of New York, the regulations promulgated thereunder and other relevant authorities and law, all as in effect on the date hereof. Consequently, future changes in such law, the regulations promulgated thereunder and other relevant authorities and law may cause the tax treatment of the transaction to be materially different from that described above. This opinion is given as of the date hereof, and we undertake no, and hereby disclaim any, obligation to advise you of any change in any matter set forth herein. Our opinion represents only our legal judgment, is not a guarantee of a result and, unlike a tax ruling, is binding neither on the Internal Revenue Service, the New York State or New York City taxing authorities, nor a court of law, and has no official status of any kind. The Internal Revenue Service, the New York State or New York City taxing authorities or a court of law could disagree with the opinion expressed herein.

   This opinion, as qualified herein, covers only the opinions expressly contained herein, and we express no opinion with respect to any other considerations which may arise relating to the transaction, any other taxes or any other matters arising under U.S. federal, state, local or foreign law.

   Paul Hastings LLP does not and will not impose any limitation on the disclosure of the tax treatment or tax structure of any transaction relating to this matter.

Very truly yours,


/s/ PAUL HASTINGS LLP

PAUL HASTINGS LLP



                                   EXHIBIT A

Transaction Documents:

Invesco Unit Trusts, Series 1862 Trust Agreement, dated April 9, 2018

Standard Terms and Conditions of Trust For Invesco Unit Trusts, Effective for Unit Investment Trusts Established On and After December 6, 2012 (including Invesco Unit Trusts, Series 1281 and Subsequent Series)

Prospectus for All Cap Core Strategy 2018-2; Large Cap Core Strategy 2018-2; Mid Cap Core Strategy 2018-2; Small Cap Core Strategy 2018-2; S&P PowerPicks Portfolio 2018-2; Dividend Income Leaders Strategy Portfolio 2018-2 and Large Cap Value Strategy 2018-2, dated April 9, 2018

Information Supplement for Invesco Unit Trusts, Series 1862, dated April 9, 2018